As filed with the Securities and Exchange Commission on May 26, 1995
                                      Registration No. 33-58379

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                            AMENDMENT NO. 2 TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                           SDNB FINANCIAL CORP.
          (Exact name of registrant as specified in its charter)

                California                         95-3725079

             (State or other                     (I.R.S. Employer
             jurisdiction of                     Identification
             incorporation or                        Number)
              organization)

                         1420 Kettner Boulevard
                      San Diego, California  92101
                             (619) 233-1234

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                            Murray L. Galinson
                   President and Chief Executive Officer
                          1420 Kettner Boulevard
                       San Diego, California  92101
                              (619) 233-1234

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           With Copies to:

  Lawrence M. Sherman, Esq.          Theodore G. Johnsen, Esq.
  Sherman & Eggers, P.C.             Arnold & Porter
  350 West Ash Street, Suite 1100    777 South Figueroa Street
  San Diego, California  92101       Los Angeles, California  90017-2513
  (619) 338-4900                     (213) 243-4000

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. []



                                       CALCULATION OF REGISTRATION FEE

Title of class                               Proposed maximum    Proposed maximum
of securities               Amount to         offering price    aggregate offering      Amount of
to be registered          be registered      per security<F1>        price<F1>       registration fee
Common Stock
 (no par value)              769,582               $4.34            $3,339,986          $1,151.72

Subscription Rights
to purchase Common Stock     769,582               (2)<F2>            (2)<F2>              None

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

<F1>
(1)  Estimated solely for the purpose of calculating the registration fee.
<F2>
(2)  No separate consideration will be received for the Subscription Rights.
<F3>
(3)  1/29 of 1% of the proposed maximum aggregate offering price.  Previously paid.

PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

  Securities and Exchange Commission registration
    fee                                                      $1,151.72
  Fees and expenses of Subscription Agent,
   Transfer Agent, and Registrar                             10,000.00
  Printing and engraving expenses                             5,000.00*
  Legal fees and expenses                                  $175,000.00*
  Accounting fees and expenses                               10,000.00*
  Blue Sky fees and expenses                                 $8,000.00*
  Fees and expenses of Company's Financial
   Advisor                                                  $35,000.00
  Fees and expenses of the Information
   Agent                                                   $  6,000.00
  NASDAQ/NMS Listing Fees                                   $17,500.00*
  Miscellaneous expenses                                    $82,348.28*

       Total                                               $350,000.00*

________________
* Estimated

Item 15.  Indemnification of Directors and Officers

   The Company has adopted provisions in its Restated Articles of Incorporation which provide for indemnification of its officers and directors in excess of the indemnification expressly permitted by
Section 317 of the California General Corporation Law, as amended (the "Code"), subject to applicable limits in the Code with respect to breach of duty to the Company and its shareholders. As authorized by the Code, the Restated Articles of Incorporation limit the liability of directors to the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.
These provisions will not alter the liability of directors under federal securities laws. In addition, the Company has entered into Indemnification Agreements with each director and executive officer which provide that the Company shall indemnify such directors and executive officers to the fullest extent authorized by the Code. The Company and its directors and officers are also insured up to $3 million for liability arising from claims against the Company's directors and officers in their capacities as such.

Item 16.  Exhibits

3(a)* Restated Articles of Incorporation, as amended (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

3(b)* Bylaws, as amended through May 18, 1988 (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1988, SEC File No. 0-11117).

4* Common Stock Specimen Certificate (incorporated by reference from the Company's Registration Statement on Form S-14, filed April 27, 1982, SEC File No. 2-77187).

5*     Opinion of Arnold & Porter, dated May 24, 1995.

23(a)  Consent of Coopers & Lybrand L.L.P., dated May 26, 1995.

23(b)* Consent of Arnold & Porter (included as part of Exhibit 5).